Exhibit 1: Consolidated Income Statement
(Third Quarter)

	Ch$ millions			US$ millions (1)
	3Q01	3Q02	% Change	3Q01	3Q02	% Change

Revenues	87,974	69,625	-20.9%	126.6	93.0	-26.5%
COGS	(76,592)	(61,385)	-19.9%	(110.2)	(82.0)	-25.6%
Gross Income	11,382	8,239	-27.6%	16.4	11.0	-32.8%
Gross Margin	12.9%	11.8%	-	12.9%	11.8%	-
SG&A	(10,676)	(7,291)	-31.7%	(15.4)	(9.7)	-36.6%
% sales	12.1%	10.5%	-	12.1%	10.5%	-
Operating Income	706	948	34.3%	1.0	1.3	24.7%
Operating Margin	0.8%	1.4%	-	0.8%	1.4%	-
Financial Income	1,007	631	-37.3%	1.4	0.8	-41.8%
Financial Expenses	(6,239)	(5,527)	-11.4%	(9.0)	(7.4)	-17.8%
Positive Goodwill Amortization	(767)	(676)	-11.8%	(1.1)	(0.9)	-18.1%
Equity in Earning (Losses) of Related Companies	124	121	-2.0%	0.2	0.2	-9.0%
Other non-Operating Incomes	7	(8)	N/A	0.0	(0.0)	N/A
Other non-Operating Expenses	(2,042)	(2,540)	24.4%	(2.9)	(3.4)	15.5%
Price-level Restatements	(5,747)	(10,104)	75.8%	(8.3)	(13.5)	63.2%
Non-Operating Results	(13,657)	(18,103)	32.6%	(19.6)	(24.2)	23.0%
Income (Loss) Before Income Taxes	(12,951)	(17,155)	32.5%	(18.6)	(22.9)	23.0%
Income Tax	(930)	(971)	4.3%	(1.3)	(1.3)	-3.1%
Extraordinary Items	1	-	N/A	0.0	0.0	N/A
Minority Interest	158	59	-62.5%	0.2	0.1	-65.2%
Negative Goodwill Amortization	6	7	6.1%	0.0	0.0	-1.5%
Net Income (Loss)	(13,717)	(18,060)	31.7%	(19.7)	(24.1)	22.2%

1 Exchange rate on September 2002 US$1.00 = 748.73
Exchange rate on September 2001 US$1.00 = 695.02

Última actualización 11/14/02
Por Marisol Fernández León